Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-239161

10,403,037 Shares of Common Stock

This prospectus relates to the resale or other disposition, from time to time, by the selling stockholders named in this prospectus or their pledgees, donees, transferees, or other successors in interest of up to 10,403,037 shares of our common stock issued pursuant to a June 1, 2020 securities purchase agreement.

The selling stockholders may offer and sell any of the shares from time to time in a number of different ways and at varying prices, and may engage a broker, dealer or underwriter to sell the shares. Information regarding the selling stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.

We are not selling any common stock under this prospectus and we will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “HGEN.” We completed a l-for-5 reverse stock split on September 11, 2020. Unless we indicate otherwise, all share and per share information presented in this prospectus reflects the completion of the reverse stock split. With the exception of the financial statements included in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or the SEC, on November 10, 2020, our historical financial statements incorporated by reference into this prospectus do not reflect the reverse stock split. On November 18, 2020, the last reported sale price per share of our common stock on the Nasdaq Capital Market was $8.25.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus. You should read this prospectus and the documents incorporated by reference herein carefully before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 19, 2020.

ABOUT THIS PROSPECTUS

This prospectus forms a part of a registration statement that we filed with the SEC. Under this process, the selling stockholders may from time to time, in one or more offerings, sell the common stock described in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate as of the date on the respective covers of such documents, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale or issuance of a security, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed materially since those dates. You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement.

When we refer to “Humanigen,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Humanigen, Inc. and its subsidiaries on a consolidated basis, unless otherwise specified. References to “you” refer to a prospective investor.

This prospectus and any applicable prospectus supplement may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated by reference. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire prospectus and the documents incorporated by reference herein or therein, especially the “Risk factors” section on page 4 and the “Risk Factors” section in each of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, before making an investment decision. Unless the context otherwise requires, when we refer to “Humanigen,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Humanigen, Inc. and its subsidiaries on a consolidated basis. References to “you” refer to a prospective investor.

Overview

We are a clinical stage biopharmaceutical company, developing our portfolio of immuno-oncology and immunology monoclonal antibodies. We are focusing our efforts on the development of our lead product candidate, lenzilumab™, our proprietary Humaneered® (“Humaneered”) anti-human granulocyte-macrophage colony-stimulating factor (“GM-CSF”) monoclonal antibody. Lenzilumab is a monoclonal antibody that has been demonstrated in animal models to neutralize GM-CSF, a cytokine that we believe is of critical importance in the hyperinflammatory cascade, sometimes referred to as cytokine release syndrome (“CRS”) or cytokine storm, associated with COVID-19, chimeric antigen receptor T-cell (“CAR-T”) therapy and acute Graft versus Host Disease (“GvHD”) associated with bone marrow transplants. GM-CSF neutralization with lenzilumab has been shown to reduce downstream inflammatory cytokines, prevent CRS and reduce its associated neurologic toxicities in-vivo in validated preclinical human xenograft models (Blood. 2019 Feb 14;133(7):697-709).

Lenzilumab is currently in a phase 3, multi-center, double-blind, placebo-controlled registrational trial for hospitalized, hypoxic patients with COVID-19 pneumonia. Based on our discussions with the U.S. Food and Drug Administration (“FDA”), including a recent Type B meeting, we believe that the phase 3 trial could lead to a potential filing of an Emergency Use Authorization (“EUA”) application if data warrant such a filing. If the EUA were filed and granted, we could begin commercialization. We also intend to file a Biologics License Application (“BLA”) in 2021. Based on discussions with FDA, we understand that a BLA will require us to generate and present more clinical data than would be required to support an EUA.

We recently announced that lenzilumab will be included in the ACTIV-5 “Big Effect Trial” (ACTIV-5/BET). This study is sponsored by the National Institutes of Health (“NIH”). ACTIV-5/BET is designed to determine whether certain approved therapies or investigational drugs in late-stage clinical development show promise against COVID-19 and, therefore, merit advancement into larger clinical trials. ACTIV-5/BET, which is expected to enroll at as many as 40 U.S. sites, will evaluate lenzilumab with remdesivir, compared to placebo and remdesivir, in hospitalized COVID-19 patients, with approximately 100 patients expected to be assigned to each study arm. We are providing lenzilumab for the study, which is fully funded by NIH.

Lenzilumab is also being studied in a multicenter phase 1b/2 potential registrational trial as a sequenced therapy with Yescarta® (axicabtagene ciloleucel) to reduce CRS and neurotoxicity in patients with relapsed or refractory diffuse large B-cell lymphoma (“DLBCL”). This trial is being conducted in partnership with Kite Pharmaceuticals, Inc., a Gilead company (“Kite”), which markets Yescarta. We are also in the final planning stages for a Phase 2/3 trial for lenzilumab to treat patients who have undergone allogeneic hematopoietic stem cell therapy (“HSCT”) who are at high risk for acute GvHD. The trial is expected to be conducted by the IMPACT Partnership, a collection of 23 stem cell transplant centers located in the United Kingdom.

Our proprietary, patented Humaneered technology platform is a method for converting existing antibodies (typically murine) into engineered, high-affinity human antibodies designed for therapeutic use, particularly with acute and chronic conditions. We have developed or in-licensed targets or research antibodies, typically from academic institutions, and then applied our Humaneered technology to produce them. Lenzilumab and our other two product candidates, ifabotuzumab and HGEN005, are Humaneered monoclonal antibodies. Our Humaneered antibodies are closer to human antibodies than chimeric or conventionally humanized antibodies and have a high affinity for their target but low immunogenicity. We believe our Humaneered antibodies offer additional advantages, such as lower likelihood to induce an inappropriate immune response or infusion related reaction, high potency, and a slow off-rate.

Corporate Information

We were incorporated on March 15, 2000 in California and reincorporated as a Delaware corporation in September 2001. We completed our initial public offering in January 2013. Effective August 7, 2017, we changed our legal name to Humanigen, Inc. We completed a l-for-5 reverse stock split on September 11, 2020. With the exception of the financial statements included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020, our historical financial statements incorporated by reference into this prospectus do not reflect the reverse stock split. We maintain a website at www.humanigen.com where you may obtain copies of our reports, information and proxy statements and other filings with the SEC as soon as they are filed. Information contained on our website is not part of this prospectus, and the inclusion of our website address in this prospectus is intended to be an inactive textual reference only. The address of our executive office is 533 Airport Boulevard, Suite 400 Burlingame, CA 94010, and our telephone number is (650) 243-3100.

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The Offering

Common stock offered by the Selling Stockholders	10,403,037 shares of common stock issued pursuant to a June 1, 2020 securities purchase agreement

Common stock outstanding

51,616,508 shares outstanding as of October 31, 2020, excluding shares of common stock issuable upon the exercise of stock options and warrants.

Unless otherwise indicated, this prospectus reflects completion of the one share-for-five share reverse split of our common stock, which was completed on September 11, 2020.

Use of proceeds	We will receive no proceeds from the sale of shares of common stock by the selling stockholders in this offering. See “Use of Proceeds.”

Nasdaq Capital Trading Symbol	“HGEN”

Risk factors	See “Risk Factors” on page 4 and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, each as incorporated by reference into this prospectus before deciding to invest in shares of our common stock.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, together with all of the other information contained in this prospectus and in our filings with the SEC that we have incorporated by reference into this prospectus before deciding to invest in our common stock. If any such risks actually occur, our business, prospects, operating results and financial condition could suffer materially. In such event, the trading price of our common stock could decline and you might lose all or part of your investment.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein, may contain forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. They can be identified by the use of forward-looking words, such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable expressions that convey uncertainty of future events or outcomes, although not all forward-looking statements contain these terms.

Forward-looking statements may include, but are not limited to, statements regarding our expectations for our clinical development programs that may be ongoing from time to time, the potential approval of any of our product candidates by the FDA or any other national entity, the manufacture and commercialization of any product candidate, and any statement that contains forward-looking words and other similar expressions.

The forward-looking statements included in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein reflect our current expectations and beliefs, and we do not undertake publicly to update or revise these statements, even if experience or future changes make it clear that any projected results expressed in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein will not be realized. In addition, the inclusion of any statement in this prospectus, any applicable prospectus supplement, and the documents incorporated by reference herein and therein does not constitute an admission by us that the events or circumstances described in such statement are material. Furthermore, we wish to caution and advise readers that these statements are based on assumptions that may not materialize and may involve risks and uncertainties, many of which are beyond our control that could cause actual events or performance to differ materially from those contained or implied in these forward-looking statements.

Among the factors that could cause actual results to differ materially are the factors discussed under “Risk Factors” in our most recent Annual Report on Form 10-K, and each subsequently filed Quarterly Report on Form 10-Q. Some additional factors that could cause actual results to differ include:

•	the evolution of scientific discovery around the coronavirus, COVID-19 and the lung dysfunction resulting in some patients may indicate that cytokine storm is caused by or results from something other than elevated GM-CSF levels;

•	the enrollment, timing and results of our Phase 3 trial of lenzilumab for the prevention and treatment of cytokine storm in COVID-19 pneumonia;

•	the enrollment, timing and results of the ACTIV-5/BET sponsored by NIH for the use of lenzilumab and remdesivir in COVID-19 patients;

•	the possibility that FDA might not grant an EUA for lenzilumab or, if one were granted, that its duration might be shorter than anticipated or the EUA might be conditioned to a greater degree than anticipated;

•	the duration and impact of COVID-19;

•	our ability to research, develop and commercialize our product candidates, including our ability to do so before our competitors develop and receive FDA approval for treatments or vaccines for COVID-19;

•	our ability to execute our strategy and business plan focused on developing our proprietary monoclonal antibody portfolio and our GM-CSF knockout gene-editing CAR-T platform;

•	our ability to attract and retain other collaborators with development, regulatory and commercialization expertise to pursue the other initiatives in our development pipeline;

•	our ability to successfully pursue the Kite collaboration;

•	the initiation and successful completion of the GvHD study in the UK with the IMPACT Partnership;

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•	our ability to attain the additional financing we will need to pursue our development initiatives, reserve and fund sufficient manufacturing capacity and commercialize our product candidates on favorable terms or at all;

•	our ability to successfully maintain the listing of our common stock on the Nasdaq Capital Market;

•	the timing of the initiation, enrollment and completion of planned clinical trials;

•	our ability to timely source adequate supply of our development and if approved, commercial products from third-party manufacturers on which we depend;

•	the potential, if any, for future development of any of our present or future products;

•	increasing levels of market acceptance of CAR-T therapies and stem cell transplants and the development of a market for lenzilumab in these therapies;

•	our ability to successfully progress, partner or complete further development of our programs;

•	the potential timing and outcomes of development, preclinical and clinical studies of lenzilumab, ifabotuzumab, HGEN005, any of our CAR-T projects and the uncertainties inherent in development, preclinical and clinical testing;

•	our ability to identify and develop additional uses for our products;

•	our ability to attain market exclusivity and/or to obtain, maintain, protect and enforce our intellectual property and to operate our business without infringing, misappropriating or otherwise violating, the intellectual property rights of others;

•	the outcome of pending, threatened or future litigation;

•	acquisitions or in-licensing transactions that we may pursue may fail to perform as expected;

•	our ability to obtain and maintain regulatory approval of our product candidates, and any related restrictions;

•	limitations and/or warnings in the label of an approved product candidate or one that is granted an EUA;

•	changes in the regulatory landscape that may prevent us from pursuing or realizing any of the expected benefits from the various regulatory incentives, or the imposition of regulations that affect our products;

•	the success, progress, timing and costs of our efforts to evaluate or consummate various strategic alternatives if in the best interests of our stockholders; and

•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing.

Should one or more known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated, projected or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus, any applicable prospectus supplement or the documents we incorporate by reference herein or therein as being applicable to all related forward-looking statements wherever they appear in this prospectus, any applicable prospectus supplement or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus, any applicable prospectus supplement or the documents incorporated by reference, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law. Because of these uncertainties, you should not place undue reliance on these forward-looking statements.

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DETERMINATION OF MARKET PRICE

The selling stockholders will determine at what price it may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” for more information.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of shares of common stock by any selling stockholder in this offering.

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SELLING STOCKHOLDERS

This prospectus relates to the resale or other disposition, from time to time, by the selling stockholders named below or their pledgees, donees, transferees, or other successors in interest of up to 10,403,037 shares of our common stock issued pursuant to the Purchase Agreement, as further described below.

On June 1, 2020, we entered into a securities purchase agreement (the “Purchase Agreement”) with the selling stockholders to complete a private placement (the “Private Placement”) of our common stock. The closing of the Private Placement occurred on June 2, 2020 (the “Closing Date”). At the closing, we issued and sold 16,505,743 shares of our common stock to accredited investors at a purchase price of $4.35 per share.

On the Closing Date, we and the selling stockholders also entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which we agreed to prepare and file the registration statement of which this prospectus forms a part (the “Resale Registration Statement”). The Registration Rights Agreement includes customary indemnification rights in connection with the Resale Registration Statement.

The Purchase Agreement also required us to use our commercially reasonable efforts to achieve a listing of our common stock on a national securities exchange, subject to certain limitations set forth in the Purchase Agreement. On September 18, 2020, our common stock commenced trading on the Nasdaq Capital Market under the symbol “HGEN.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholders as of October 31, 2020. The percentages of shares owned before and after the offering are based on 51,616,508 shares of common stock outstanding as of October 31, 2020, which includes the shares of common stock offered by this prospectus.

The information in the table below with respect to the selling stockholders has been obtained from the selling stockholders. When we refer to the “selling stockholders” in this prospectus, we mean the selling stockholders listed in the table below as offering shares, as well as their respective pledgees, donees, transferees or other successors-in-interest. The selling stockholders may sell all, some or none of the shares of common stock subject to this prospectus. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, each selling stockholder named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by it, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any selling stockholder named below. None of the selling stockholders has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years, other than as described below.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering(1)
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Entities affiliated with Venrock Healthcare Capital Partners(2)	136,528	*	136,528	—	*
Entities affiliated with Valiant Capital Management, L.P. (3)	7,074,220	13.7%	5,402,298	1,671,922	3.2%
Valiant Employee Investment Fund, LLC	860,261	1.7%	632,183	228,078	*
Citadel Multi-Strategy Equities Master Fund Ltd.(4)	861,403	1.7%	861,403	—	*
TMJ & Associates LLC (5)	1,970,114	3.8%	1,770,114	200,000	*
Oren Eisner	31,108	*	22,988	8,120	*
Manouchehr Graham Taraz	40,000	*	22,988	17,012	*
Peter Hirsch	17,241	*	17,241	—	*
Jeff Paley	94,747	*	5,747	89,000	*
First Light Focus Fund, LP (6)	377,853	*	377,853	—	*
KPM Tech Co., Ltd(7)	459,770	*	459,770	—	*
Telcon RF Pharmaceutical, Inc.(8)	459,770	*	459,770	—	*
Roger Griggs	11,494	*	11,494	—	*
Steven J. Lerner	54,737	*	54,737	—	*
Coleman Wortham, III	80,000	*	43,103	36,897	*
Kevin Penn	20,002	*	20,002	—	*
J. Adam Abram Revocable Trust (9)	8,426	*	8,426	—	*
Sallie Shuping Russell	8,510	*	8,510	—	*
Blair Levin	14,367	*	14,367	—	*

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Ken Eudy	9,578	*	9,578	—	*
Magellan Partners I, LLC (10)	8,620	*	8,620	—	*
Magellan's Compass I LP (11)	8,620	*	8,620	—	*
The H. Stewart Parker Living Trust (12)	4,620	*	4,620	—	*
Ronald J. Bernstein	6,453	*	6,453	—	*
Beauregard Holdings LLC (13)	600	*	600	—	*
Ted D Meisel Trust dated 10/16/2000 (14)	5,620	*	5,620	—	*
AT Investors, LLC (15)	8,620	*	8,620	—	*
The Shlain Family Trust (16)	13,578	*	9,578	4,000	*
Charles Froland	8,812	*	8,812	—	*
Paul Gilbert	2,394	*	2,394	—	*

_____________

* Represents less than 1%

(1)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or might sell all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)	The shares purchased in the Private Placement consist of: (i) 36,084 shares purchased by Venrock Healthcare Capital Partners II, L.P. (“VHCP II”); (ii) 14,625 shares purchased by VHCP Co-Investment Holdings II, LLC (“Co-Invest II”); (iii) 78,023 shares purchased by Venrock Healthcare Capital Partners III, L.P. (“VHCP III”); and (iv) 7,796 shares purchased by VHCP Co-Investment Holdings III, LLC (“Co-Invest III”) (collectively, the “VHCP Funds”). VHCP Management III, LLC (“VHCPM III”) is the sole general partner of VHCP III and the sole manager of Co-Invest III and may be deemed to have beneficial ownership of the shares held by VHCP III and Co-Invest III. VHCP Management II, LLC (“VHCPM II”) is the sole general partner of VHCP II and the sole manager of Co-Invest II and may be deemed to have beneficial ownership of the shares held by VHCP II and Co-Invest II. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM III and VHCPM II.

(3)	The shares purchased in the Private Placement consist of: (i) 1,825,977 shares purchased by Valiant Capital Partners, LP (“VCP”) and (ii) 3,576,321 shares purchased by Valiant Capital Master Fund, LP (“VCMF”). Valiant Capital Management, LP is the general partner and investment adviser of VCP and the investment adviser of VCMF, and has the authority to vote the shares on behalf of both VCP and VCMF. Christopher R. Hansen is the founder, President and portfolio manager of Valiant Capital Management, LP and, as such, he has ultimate ownership and authority over voting and investment decisions of the shares. As a result, Mr. Hansen may be deemed to have beneficial ownership of the shares held by VCP and VCMF.

(4)	Citadel Advisors LLC (“Citadel Advisors”), acts as the portfolio manager of Citadel Multi-Strategy Equities Master Fund Ltd. (“Citadel”). Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Mr. Kenneth Griffin is the President and Chief Executive Officer of CGP and owns a controlling interest in CGP and may be deemed to share voting and dispositive power over the shares held by Citadel. The address for this entity is c/o Citadel Advisors LLC, 601 Lexington Avenue, New York, NY 10022.

(5)	As the managing member of TMJ & Associates LLC (“TMJ”), Jeffrey Talpins may be deemed to beneficially own and share voting and dispositive power over the shares held by TMJ.

(6)	First Light Asset Management, LLC is the investment advisor for First Light Focus Fund, LP. (“First Light”). First Light Focus Fund GP, LLC is the general partner of First Light. Mathew P. Arens is the chief executive officer of the managing member of First Light Focus Fund GP, LLC. Mr. Arens and each of the foregoing entities disclaim beneficial ownership of the shares held by First Light except to the extent of any pecuniary interest therein.

(7)

JiHoon Kim is the Chief Executive Officer of KPM Tech Co. (“KPM Tech”), Ltd and may be deemed to beneficially own and have voting and dispositive power over the shares held by KPM Tech. As previously disclosed, on November 3, 2020, the Company entered into a License Agreement (the “License Agreement”) with KPM Tech and its affiliate, Telcon RF Pharmaceutical, Inc. (“Telcon RF”). Pursuant to the License Agreement, among other things, the Company granted KPM Tech and Telcon RF a license under certain patents and other intellectual property to develop and commercialize lenzilumab for treatment of COVID-19 pneumonia, in South Korea and the Philippines, subject to certain reservations and limitations. For additional information regarding the License Agreement, please see the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2020.

(8)	JiHoon Kim is the Chief Executive Officer of Telcon RF, and may be deemed to beneficially own and have voting and dispositive power over the shares held by Telcon RF.

(9)	Jonathan Adam Abram is the trustee of the J. Adam Abram Revocable Trust and may be deemed to beneficially own and share voting and dispositive power over the shares held by the J. Adam Abram Revocable Trust.

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(10)	Alfred Childers is the investment manager of Magellan Partners I, LLC (“Magellan”), and Bruce Boucher serves as the manager of Magellan. Each of Messrs. Childers and Boucher may be deemed to beneficially own and share voting and dispositive power over the shares held by Magellan.

(11)	As the limited partner of Magellan's Compass I LP (“MCLP”), Dr. W. Lowry Caudill may be deemed to beneficially own and share voting and dispositive power over the shares held by MCLP.

(12)	H. Stewart Parker is the trustee of The H. Stewart Parker Living Trust and may be deemed to beneficially own and share voting and dispositive power over the shares held by The H. Stewart Parker Living Trust.

(13)	Stuart Lipton may be deemed to beneficially own and share voting and dispositive power over the shares held by Beauregard Holdings LLC.

(14)	Ted Meisel is the trustee of the Ted D Meisel Trust dated 10/16/2000 and may be deemed to beneficially own and share voting and dispositive power over the shares held by the Ted D Meisel Trust dated 10/16/2000.

(15)	Arthur H. Bilger may be deemed to beneficially own and share voting and dispositive power over the shares held by AT Investors, LLC.

(16)	Dr. Jordan Shlain is the trustee of The Shlain Family Trust and may be deemed to beneficially own and share voting and dispositive power over the shares held by The Shlain Family Trust.

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PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	through an exchange distribution in accordance with the rules of the Nasdaq Capital Market;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus, provided that our prior written consent will be required prior to an assignment of a selling stockholders rights under the Registration Rights Agreement to a non-affiliate. The selling stockholders also may transfer the shares of common stock to an “affiliate” (as such term is defined in Rule 405 promulgated under the Securities Act) or in other circumstances with our prior written consent, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

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In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to use reasonable best efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of (1) the date on which all of the shares covered by this prospectus have been sold or (2) the date on which all of the shares covered by this prospectus may be sold pursuant to Rule 144 promulgated under the Securities Act without limitation as to volume or the manner of such sale.

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LEGAL MATTERS

The legal validity of the securities offered by this prospectus have been passed upon for us by Polsinelli PC, Washington, D.C.

EXPERTS

The consolidated financial statements of Humanigen, Inc. incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by HORNE LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our website address is www.humanigen.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or incorporated by reference into this prospectus or any applicable prospectus supplement, and you should not consider information on our website to be part of this prospectus or any applicable prospectus supplement. We have included our website address as an inactive textual reference only.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC. This prospectus and any applicable prospectus supplement omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiary and the securities being offered. Statements in this prospectus and in any applicable prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus or any applicable prospectus supplement is considered to be part of this prospectus and any prospectus supplement. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus and any applicable prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus, any prospectus supplement or in any document previously incorporated by reference herein or therein have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-35798) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities offered hereby is terminated or completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 15, 2020;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed with the SEC on August 14, 2020;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, filed with the SEC on November 10, 2020;
•	our Current Reports on Form 8-K, filed with the SEC on January 31, 2020; March 20, 2020; March 23, 2020; April 6, 2020; April 29, 2020; May 7, 2020; June 4, 2020; July 6, 2020; July 10, 2020; July 30, 2020; August 3, 2020; September 4, 2020; September 11, 2020; September 21, 2020; October 7, 2020; November 4, 2020; and November 6, 2020; and
•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on September 15, 2020, including any amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part, and prior to effectiveness of such registration statement, shall be deemed to be incorporated by reference into this prospectus.

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You may request a free copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning us as follows:

Humanigen, Inc.

Attention: Corporate Secretary

533 Airport Boulevard, Suite 400

Burlingame, CA 94010

(650) 243-3100

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PROSPECTUS

10,403,037 Shares of Common Stock

November 19, 2020